SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2002

CDW Computer Centers, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Illinois (State or Other Jurisdiction of Incorporation)	0-21796 (Commission File Number)	36-3310735 (IRS Employer Identification No.)

200 N. Milwaukee Ave. Vernon Hills, Illinois (Address of Principal Executive Offices)		60061 (Zip Code)

Registrant's telephone number, including area code:   (847) 465-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.        Other Events.

        On March 11, 2002, CDW Computer Centers, Inc. (the "Company") filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC"). The registration statement will register 2,000,000 shares of the Company's common stock for sale by Gregory C. Zeman on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. Mr. Zeman was previously Vice Chairman and President of the Company and currently is a member of the Company's Board of Directors and is employed as an advisor to the Company. In light of the filing of this registration statement, the Company is filing this Form 8-K in order to make available to the public certain updated information concerning the Company. The information contained herein includes the Company's consolidated balance sheets as of December 31, 2001 and 2000 and consolidated statements of income for the years ended December 31, 2001, 2000 and 1999, and the associated management's discussion and analysis of financial condition and results of operations. The foregoing information will also be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which the Company expects to file by March 31, 2002, as permitted by SEC regulations.

        All of the 2,000,000 shares will be sold by Mr. Zeman and the total number of shares outstanding will not change as a result of any such sales. Mr. Zeman will acquire the shares to be sold by him pursuant to the exercise of stock options granted to him under the MPK Stock Option Plan. The MPK Stock Option Plan was established by Michael P. Krasny, the Company's founder and former Chairman and Chief Executive Officer, in 1992. Mr. Krasny granted Mr. Zeman nonforfeitable options pursuant to the MPK Stock Option Plan to purchase shares of CDW common stock owned by him. CDW will not sell any shares and will not receive any of the proceeds from the sales to be made by Mr. Zeman. However, based on an assumed sale price of $58.49 (based on the last reported sale price of the Company's common stock on the Nasdaq National Market on March 8, 2002), the exercise of these options for 2,000,000 shares will have the following effects on the Company: (1) the Company will realize an income tax benefit of approximately $46.2 million, of which approximately $0.4 million was previously recorded to deferred taxes (the incremental tax benefit of $45.8 million will be recorded as an increase to paid-in-capital); and (2) the Company will incur incremental payroll taxes of approximately $1.7 million. This will reduce the Company's diluted earnings per share by approximately $.01 for the quarter ending March 31, 2002, assuming sale of all the shares is completed during that period.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

        The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.

Overview

        CDW Computer Centers, Inc. (collectively with its subsidiaries, "CDW" or the "Company") is the largest direct marketer of multi-brand computers and related technology products and services in the United States. The Company's primary business is conducted from a combined corporate office, distribution center and showroom facility located in Vernon Hills, Illinois, and sales offices in Mettawa, Buffalo Grove and Chicago, Illinois and Lansdowne, Virginia. Additionally, the Company markets and sells products through www.cdw.com and www.cdwg.com, its Web sites.

        For financial reporting purposes, the Company has two operating segments: corporate, which is primarily comprised of business customers but also includes consumers (which generated approximately 3% of total sales in 2001), and public sector, comprised of federal, state and local government and educational institutions who are served by CDW Government, Inc. ("CDW-G"), a wholly owned subsidiary.

        Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, encourages all registrants, including the Company, to include a discussion of "critical" accounting policies or methods used in the preparation of financial statements. The Company presents in its notes to the consolidated financial statements a summary of its most significant accounting policies used in the preparation of such statements. The Company's significant accounting policies relate to the sale, purchase, distribution and promotion of its products. Therefore, the Company's accounting principles in the areas of revenue recognition, trade accounts receivable valuation, inventory valuation, vendor transactions and marketing activities are the most significant.

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. CDW bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and revisions to estimates are included in the Company's results for the period in which the actual amounts become known.

        Significant estimates in these financial statements include allowances for doubtful accounts receivable, sales returns and pricing disputes, net realizable value of inventories, vendor transactions and loss contingencies.

        Allowance for doubtful accounts.   CDW maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is determined based upon historical experience in addition to an ongoing credit quality review of the Company's accounts receivable portfolio. If the financial condition of CDW's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required and operating income could be adversely affected.

        Sales returns and pricing disputes.   The Company maintains an allowance for anticipated sales returns and pricing disputes based on recent trends. Should the actual rate of sales returns or pricing disputes increase, additional allowances may be required and gross margin and operating income could be adversely affected.

        Net realizable value of inventories.   The Company adjusts the carrying value of its inventory for changes in net realizable value based upon current market values and assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory valuation adjustments may be required and gross margin and operating income could be adversely affected.

        Vendor transactions.   The Company and its vendors are involved in certain pricing and shipping disputes in the normal course of business. The Company establishes allowances for such disputes based upon an evaluation of identified disputes and an evaluation of recent and historical trends. Should the resolution of such disputes differ from management estimates, gross margin and operating income could be adversely affected.

        Loss contingencies.   From time to time, the Company may have contingent liabilities which could result in a loss and a reduction to operating income. As these events arise, management exercises judgment in evaluating the financial impact of these potential losses. If actual losses differ from management's estimates, operating income could be adversely affected.

Results of Operations

        The following table sets forth for the periods indicated information derived from the Company's consolidated statements of income expressed as a percentage of net sales:

	Percentage of Net Sales

Financial Results	Years Ended December 31,

	2001	2000	1999

Net sales	100.0%	100.0%	100.0%
Cost of sales	86.7	87.2	87.4

Gross profit	13.3	12.8	12.6
Net advertising expenses	0.1	0.3	0.6
Selling and administrative expenses	6.4	5.7	5.9

Income from operations	6.8	6.8	6.1
Interest and other income	0.3	0.2	0.2

Income before income taxes	7.1	7.0	6.3
Income tax provision	2.8	2.8	2.5

Net income	4.3%	4.2%	3.8%

        The following table sets forth for the periods indicated a summary of certain of the Company's consolidated operating statistics:

Operating Statistics	Years Ended December 31,

	2001	2000	1999

Number of invoices processed	4,394,157	3,810,452	2,934,286
Average invoice size	$ 964	$ 1,054	$ 918
Commercial customers served (1)	357,000	309,000	285,000
% of sales to commercial customers	97%	96%	93%
Number of account managers, end of period	1,228	1,188	798
Annualized inventory turnover	30	28	23
Accounts receivable days sales outstanding	29	32	33
Direct web sales (000's)	$ 615,316	$ 416,259	$ 163,441
Average daily unique web site users	91,600	82,800	67,700

(1) Commercial customers represent public sector customers and corporate sector customers excluding consumers.

        The following table presents consolidated net sales dollars by product category as a percentage of total consolidated net sales dollars. Product lines are based upon internal product code classifications. Product mix for the years ended December 31, 2000 and 1999 has been retroactively adjusted for certain changes in individual product categorization.

Analysis of Product Mix	Years Ended December 31,

	2001	2000	1999

Notebook Computers and Accessories	14.7%	19.5%	19.6%

Desktop Computers and Servers	13.4	15.7	16.1

Subtotal Computer Products	28.1	35.2	35.7

Software	16.8	12.2	13.1

Data Storage Devices	14.5	13.8	14.0

Printers	12.9	11.4	12.4

Net/Comm Products	9.5	9.1	8.4

Video	8.4	7.7	7.1

Add-on Boards/Memory	4.3	6.0	5.0

Input Devices	2.9	2.5	2.5

Supplies,Accessories and Other	2.6	2.1	1.8

Total	100.0%	100.0%	100.0%

        The following table represents the change in year-over-year consolidated sales dollars by product categories for each of the periods indicated. Product lines are based upon internal product code classifications. The rates of change for the years ended December 31, 2000 and 1999 have been retroactively adjusted for certain changes in individual product categorization.

Analysis of Product Category Growtyh	Years Ended December 31,

	2001	2000	1999

Notebook Computers and Accessories	(22.9) %	48.9%	47.4%

Desktop Computers and Servers	(12.1)	45.5	52.6

Subtotal Computer Products	(18.1)	47.3	49.7

Software	41.5	39.2	44.7

Data Storage Devices	7.7	47.4	83.0

Printers	16.3	36.6	36.8

Net/Comm Products	6.2	61.9	34.9

Video	11.6	63.5	35.0

Add-on Boards/Memory	(26.3)	79.1	82.0

Input Devices	19.0	48.3	44.4

Supplies, Accessories and Other	26.1	86.2	1.6

Total	3.1%	50.0%	47.8%

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net sales in 2001 increased 3.1% to a record $3.962 billion compared to $3.842 billion in 2000. The growth in net sales in 2001 is primarily attributable to an increased customer base as well as substantial growth in the Company's public sector business. The Company expanded its sales force by 3.4% in 2001 to 1,228 account managers at December 31, 2001 and continued to actively market, enabling the Company to increase its customer base 15.3% from the prior year. Public sector sales increased 62.8% from $418 million in 2000 to $681 million in 2001, and comprised 17.2% of the Company's total sales for 2001. Corporate sector sales declined 4.2% to $3.281 billion in 2001 due to reduced IT spending levels in a difficult economic environment and reduced average selling prices per unit. The Company's strength in its public sector business is due to focused sales and marketing efforts in the federal, state and local government and education markets and the fact that these customers have not reduced IT budgets as severely as those in the corporate markets.

       The average selling price of desktop computers decreased 17.9%, servers decreased 24.2% and notebook computers decreased 18.1% from 2000. Unit sales of desktop computers increased 9.2% and unit sales of servers increased 11.6% from 2000, while unit sales of notebook computers decreased 11.7% from 2000. The Company believes there may be future decreases in pricing for computer products in 2002, resulting in a lower average invoice size. Such decreases require the Company to generate more orders and sell more units in order to maintain or increase the level of sales.

        On a forward-looking basis, the Company believes that cautious assumptions as to the rate of sales growth in 2002 are appropriate, primarily due to uncertainty related to economic as well as political conditions, lower unit selling prices and reduced IT spending levels by some customers.

        Gross profit increased as a percentage of net sales to 13.3% in 2001, compared to 12.8% in 2000. This increase is primarily due to vendor incentives and the impact of software maintenance products and third party services that are recorded as net sales at the net amount retained by the Company, with no cost of goods sold.

        On a forward-looking basis, gross profit margin in future periods may be less than the 13.3% achieved in 2001. Gross profit margin depends on various factors, including the continued participation by vendors in inventory price protection and rebate programs, product mix, including software maintenance and third party services, pricing strategies, market conditions and other factors, any of which could result in a fluctuation of gross margins below recent experience.

        Selling and administrative expenses, excluding net advertising expense, increased to 6.4% of net sales in 2001 versus 5.7% in 2000. This increase resulted primarily from $11.4 million of incremental occupancy costs along with $16.9 million of incremental payroll costs, which is partially due to a higher average number of sales account managers during 2001. Approximately 72% of the 1,228 sales account managers at December 31, 2001 had fewer than 24 months experience and 46% had fewer than 12 months, as compared to 77% and 58% at December 31, 2000, respectively. On a forward-looking basis, during 2002, the Company plans to expand its sales force by approximately 100 account managers, primarily in the public sector business segment, and increase the number of product category specialists. Selling and administrative expenses, excluding net advertising expenses, may increase as a percentage of net sales over prior year levels due to investments in additional sales personnel and facility expansions completed during the first half of 2001.

        The Company has leased sales office space in Chicago, Illinois and in locations near the Vernon Hills headquarters. The following table summarizes these lease agreements and the related financial commitment (see Footnote 7 to the consolidated financial statements):

Location	Square Footage	Lease Commencement	Lease Term	Aggregate Future Minimum Lease Payments	Average Annual Lease Expense	Capital Expenditures (1)

120 S. Riverside Chicago, IL	72,000	April and August 2000	10 Years	$10.6 million	$1.2 million	$4.8 million

10 S. Riverside Chicago, IL	72,000	February and August 2001	10 Years	$13.2 million	$1.4 million	$3.0 million

Mettawa, IL	156,000	March 2001	10 Years	$34.3 million	$3.7 million	$4.0 million

(1) Capital expenditures related to 10 S. Riverside and Mettawa were incurred during 2001 while capital expenditures related to 120 S. Riverside during 2000.

        As a result of the anticipated expansion of the sales force, the new sales offices, which opened during 2001, and a 250,000 square foot addition to the Vernon Hills distribution center, which became operational in the second quarter of 2001, the Company's selling and administrative expenses will likely increase in future periods versus 2001.

        Net advertising expense decreased as a percentage of net sales to 0.1% in 2001 from 0.3% in 2000 as the result of a decrease in gross advertising spending combined with an increase in cooperative advertising income. Gross advertising expense decreased $3.9 million to $87.4 million in 2001 while decreasing as a percentage of net sales to 2.2% versus 2.4% in 2000. Although gross advertising spending decreased, the Company believes it achieved more coverage due to reduced media rates. Based upon the Company's planned marketing initiatives, levels of gross advertising expense as a percentage of net sales in 2002 are expected to be relatively consistent with or higher than the level achieved in 2001. Cooperative advertising reimbursements as a percentage of net sales remained constant in 2001 at 2.1%. Cooperative advertising reimbursements as a percentage of net sales may decrease in future periods depending on the level of vendor participation achieved and collection experience.

        Consolidated operating income was $268.2 million in 2001, a 3.3% increase from $259.6 million in 2000. This increase was primarily a result of the increase in sales and gross margin in 2001, partially offset by the increase in operating expenses. Consolidated operating income as a percentage of net sales was 6.8% in both 2001 and 2000. Corporate segment operating income was $245.5 million in 2001, compared to $245.9 million in 2000. Corporate segment operating income increased as a percentage of net sales to 7.5% in 2001 from 7.2% in 2000, due to an increase in gross margin as a percentage of net sales, partially offset by an increase in operating expenses as a percentage of net sales. The increase in gross margin as a percentage of net sales resulted primarily from changes in product mix, vendor incentives and the impact of software maintenance products and third party services, which are recorded as net sales at the net amount to be retained by the Company. Operating expenses increased as a percentage of net sales due to higher payroll costs and higher occupancy costs resulting from additional sales offices and the warehouse facility expansion. Public sector segment operating income was $22.7 million in 2001, a 65.7% increase from $13.7 million in 2000, primarily due to the increase in sales. Public sector segment operating income as a percentage of net sales was 3.3% in both 2001 and 2000.

        Interest income, net of other expenses, increased to $11.8 million in 2001 compared to $9.0 million in 2000, primarily due to higher levels of cash available for investing offsetting a decrease in the average rate of interest earned. The higher levels of cash were due to cash flows from operations, primarily net income, a decrease in accounts receivable and tax benefits from stock options and restricted stock transactions.

        The effective income tax rate, expressed as a percentage of income before income taxes, was 39.75% in 2001 and 39.6% in 2000.

        Net income in 2001 was $168.7 million, a 4.0% increase from $162.3 million in 2000. Diluted earnings per share were $1.89 in 2001 and $1.79 in 2000, an increase of 5.6%. All per share amounts have been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend paid on June 21, 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Net sales in 2000 increased 50.0% to a record $3.842 billion compared to $2.561 billion in 1999. The Company experienced substantial sales growth in both of its business segments in 2000. Net sales by the Company's public sector business grew 62.3%, increasing from $258 million in 1999 to $418 million in 2000. Net sales by the Company's corporate sector grew 48.6% to $3.424 billion in 2000 compared to $2.304 billion in the prior year. The growth in net sales for both segments is primarily attributable to an increase in active accounts and a higher level of sales per active account. Net sales per active commercial account, defined as public and corporate segment accounts transacting within the past twelve months, excluding consumers, grew 43.0% in 2000. The Company believes that spending by customers for networking and Internet capabilities, as well as post-Year 2000 projects, positively impacted net sales in 2000. Additionally, the Company expanded its sales force by 48.9% in 2000 to 1,188 account managers at December 31, 2000, enabling it to increase its customer base and the level of sales per active customer.

        The average selling price of desktop computers in 2000 increased 1.7%, servers increased 15.9% and notebook computers increased 6.4% from 1999.

        Gross profit increased as a percentage of net sales to 12.8% in 2000, compared to 12.6% in 1999. This increase was primarily the result of higher selling margins achieved on certain product lines and increased levels of vendor support programs.

        Selling and administrative expenses decreased to 5.7% of net sales in 2000 versus 5.9% in 1999. This decline resulted from decreases in non-sales payroll and related coworker costs, all as a percentage of net sales. Increases in coworker productivity offset increased payroll and associated costs related to expansion of the sales force. Approximately 77% of the 1,188 sales account managers at December 31, 2000 had fewer than 24 months experience and 58% had fewer than 12 months, as compared to 76% and 53% at December 31, 1999, respectively.

        Net advertising expense decreased as a percentage of net sales to 0.3% in 2000 from 0.6% in 1999. Gross advertising expense increased $26.1 million in 2000 while decreasing as a percentage of net sales to 2.4% versus 2.6% in 1999. The Company decreased catalog circulation and the number of national advertising pages from the prior year, while increasing its spending on branding, other direct marketing and electronic commerce activities.

        Consolidated operating income was $259.6 million in 2000, a 64.4% increase from $157.9 million in 1999. This increase was primarily a result of the increase in sales in 2000. Consolidated operating income as a percentage of net sales increased to 6.8% from 6.1% in 1999. Corporate segment operating income was $245.9 million in 2000, a 60.8% increase from $152.9 million in 1999. This increase was primarily due to the increase in sales in 2000. Corporate segment operating income increased as a percentage of net sales to 7.2% in 2000, compared to 6.6% in 1999, primarily due to the decrease in net advertising costs. Public sector segment operating income was $13.7 million in 2000, a 176.4% increase from $5.0 million in 1999. This increase was primarily due to the increase in sales in 2000. Public sector segment operating income as a percentage of net sales increased to 3.3% in 2000, compared to 1.9% in 1999, primarily due to an increase in gross margin as a percentage of sales and decreases in payroll costs and bad debts as a percentage of sales.

        In the first quarter of 2000, the Compensation and Stock Option Committee approved a new format for executive incentive compensation, which was approved by shareholders at the Annual Meeting of Shareholders on May 24, 2000. Under the new format, the committee eliminated the executive incentive bonus pool and created the Senior Management Incentive Plan ("SMIP") for all officers and other senior management personnel. The SMIP provides for targeted levels of incentive compensation based upon the percentage increase in operating income over the prior year. Expense recognized under the new program in 2000 was lower as a percentage of net sales than all incentive compensation for the same group in the same period of the prior year.

        Interest income, net of other expenses, increased to $9.0 million in 2000 compared to $4.5 million in 1999, primarily due to higher levels of available cash and higher rates of return on investments.

        The effective income tax rate, expressed as a percentage of income before income taxes, was 39.6% in 2000 and 1999.

        Net income in 2000 was $162.3 million, a 65.4% increase from $98.1 million in 1999. Diluted earnings per share were $1.79 in 2000 and $1.11 in 1999, an increase of 61.3%. All per share amounts have been adjusted to reflect the two-for-one stock splits effected in the form of a stock dividend paid on June 21, 2000 and May 19, 1999.

Seasonality

        Although the Company has historically experienced variability in the rates of sales growth, it has not historically experienced seasonality in its business as a whole. While sales by the Company's corporate segment, which serves business and consumer markets, have not historically experienced seasonality throughout the year, sales by the Company's public sector segment have historically been higher in the third quarter than in other quarters due to the buying patterns of government and education customers. If sales to public sector customers continue to increase as a percentage of overall sales, the Company as a whole may experience increased seasonality in future periods.

Liquidity and Capital Resources

Working capital

        The Company has historically financed its operations and capital expenditures primarily through cash flow from operations. At December 31, 2001, the Company had cash, cash equivalents and marketable securities of $394.4 million and working capital of $695.8 million, representing an increase of $191.8 million in cash, cash equivalents and marketable securities and an increase of $134.1 million in working capital from December 31, 2000.

        The Company has an aggregate $70 million available pursuant to two $35 million unsecured lines of credit with two financial institutions. One line of credit expires in June 2002, at which time the Company intends to renew the line, and the other does not have a fixed expiration date. Borrowings under the first credit facility bear interest at the prime rate less 2 1/2%, LIBOR plus 1/2% or the federal funds rate plus 1/2%, as determined by the Company. Borrowings under the second credit facility bear interest at the prime rate less 2 1/2%, LIBOR plus .45% or the federal funds rate plus .45%, as determined by the Company. At December 31, 2001, there were no borrowings under either of the credit facilities.

        In January 2001, the Company's Board of Directors authorized the purchase of up to 5 million shares of the Company's common stock representing slightly more than 5% of its then total outstanding shares, from time to time in both open market and private transactions. The Company purchased approximately 2,692,500 shares of its common stock during the year ended December 31, 2001, at a total cost of approximately $98.2 million. These repurchases included a total of 1.5 million shares repurchased on February 2, 2001, at a total cost of $57.6 million ($38.423 per share) from Gregory C. Zeman, Director and then Vice Chairman, and Daniel B. Kass, Executive Vice President and Director.

        The Company's current and anticipated uses of its cash, cash equivalents and marketable securities are to fund the growth in working capital and capital expenditures necessary to support future growth in sales, the stock buyback program and possible expansion through acquisitions. Capital expenditures relating primarily to facility expansions were substantially completed in 2001 and totaled $22.5 million for the year ended December 31, 2001.

        The Company believes that the funds held in cash, cash equivalents and marketable securities, and funds available under the credit facilities will be sufficient to fund the Company's working capital and cash requirements at least through December 31, 2002.

Cash flows

        Cash provided by operating activities in 2001 was $302.4 million compared to $141.8 million in 2000. The primary factors that have historically affected the Company's cash flows from operations are net income; changes in accounts receivable, merchandise inventory, and accounts payable; and tax benefits from stock options and restricted stock transactions. Accounts payable at December 31, 2001 increased $50.7 million while accounts receivable decreased $16.5 million compared to December 31, 2000. The increase in accounts payable was primarily due to the timing of payments to vendors at the end of the respective periods. The decline in accounts receivable related to a reduction in days sales outstanding. Days sales outstanding for the year ended December 31, 2001 was 29 as compared to 32 for the year ended December 31, 2000. Inventory increased $8.9 million at December 31, 2001 compared to December 31, 2000, primarily due to higher levels of inventory in-transit. Cash provided by operating activities in 2001 was also positively impacted by a $58.1 million tax benefit recorded to paid-in-capital, relating to the exercise of options pursuant to the MPK Stock Option Plan, the CDW Incentive Stock Option Plan and the vesting of shares related to the MPK Restricted Stock Plan.

        Net cash used in investing activities for the year ended December 31, 2001 was $111.0 million, including $89.3 million for investments in marketable securities and $22.5 million used for capital expenditures. Capital expenditures made by the Company were primarily related to the purchase of furniture, data processing and telephone equipment for the new Chicago, Illinois and Mettawa, Illinois sales offices and construction of the addition to the Vernon Hills distribution center.

        At December 31, 2001, the Company had a $5.4 million net investment in and loan to CDW Leasing, L.L.C. ("CDW-L"). CDW-L is a joint venture that is 50 percent owned by each of CDW Capital Corporation ("CDWCC"), a wholly-owned subsidiary of the Company, and First Portland Corporation, an unrelated third party leasing company. The Company uses the equity method to account for its investment in CDW-L. CDWCC is committed to loan up to $10 million to CDW-L to fund new leases, of which $4.7 million is outstanding as of December 31, 2001 and $4.2 million is subordinated to CDW-L's loan from a financial institution. CDW-L has a $40 million financing commitment from a financial institution, of which $19.6 million was outstanding and $20.4 remained available at December 31, 2001. The financing commitment, collateralized by lease receivables, requires CDW-L to meet certain financial covenants and is without recourse to CDWCC or the Company. Under the terms of the financing agreements, CDW-L's total loans outstanding and related terms were:

CDW LEASING, L.L.C. LOANS OUTSTANDING AND RELATED TERMS

Lender	Type of Instrument	Maturity	Interest Rate as of December 31, 2001	Outstanding Balance at December 31, 2001 (in 000's)

Financial Institution	Term Note	Various thru 11/26/03	5.76% - 9.03%	$ 15,600

Financial Institution	Revolving Note	8/23/02	3.9375%	$ 4,000

CDWCC	Subordinated Note	Payable on Demand	6.876% (LIBOR + 5.0%)	$ 4,200

CDWCC	Non-Subordinated Note	Payable on Demand	4.076% (LIBOR + 2.2%)	$ 500

Total				$ 24,300

        At December 31, 2001, the present value of CDW-L's borrowing base was $27.2 million and CDW-L was in compliance with all of the covenants under the agreement with the financial institution.

        In August 2001, Michael P. Krasny, the Chairman Emeritus, principal shareholder and Director of the Company, Gregory C. Zeman, a Director and then Vice Chairman of the Company, and Daniel B. Kass, Executive Vice President and a Director of the Company, sold 10,562,500 shares of common stock through a secondary public offering at a price of $40.00 per share. The Company did not receive any proceeds from the sale of shares and the number of outstanding common shares was not impacted. The shares sold by Mr. Zeman and Mr. Kass were acquired from Mr. Krasny through the exercise of options previously granted to them pursuant to the MPK Stock Option Plan. The sale of shares by Mr. Zeman and Mr. Kass resulted in the realization by the Company in the year ended December 31, 2001 of an income tax benefit of approximately $43.5 million, of which approximately $600,000 had been previously recorded to deferred taxes. The incremental tax benefit of $42.9 million was recorded as an increase to paid-in-capital. Additionally, the Company recorded incremental payroll tax expense of approximately $1.6 million related to the option exercise, which reduced diluted earnings per share by approximately $0.01 per share.

        The Company also received approximately $9.1 million as proceeds from the exercise of stock options under the CDW Incentive Stock Option Plan in 2001.

Recently Issued Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." These statements currently have no impact on the Company's financial position or results of operations.

        In October 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes Statements of Financial Accounting Standards No. 121, and is effective for the Company in fiscal year 2002. The Company does not believe that the adoption of this statement will have a material affect on the Company's future financial position or results of operations.

Any statements in this report that are forward-looking (that is, not historical in nature) are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, for example, statements concerning the Company's sales growth, gross profit as a percentage of sales, advertising expense and cooperative advertising reimbursements. In addition, words such as "likely," "may,' "would," "could," "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions, may identify forward-looking statements in this report. Forward-looking statements in this report are based on the Company's beliefs and expectations as of the date of this report and are subject to risks and uncertainties, including those described below, which may have a significant impact on the Company's business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of the risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The following factors, among others, may have an impact on the accuracy of the forward-looking statements contained in this report: the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, continuation of key vendor relationships and support programs, the Company's ability to utilize information technology systems effectively, changes and uncertainties in economic conditions that could affect the rate of I.T. spending by the Company's customers, changes in pricing by our vendors, the ability of the Company to hire and retain qualified account managers and any additional factors described from time to time in the Company's filings with the Securities and Exchange Commission, including those described in the Company's registration statement on Form S-3 referenced above in this Form 8-K.

Financial Statements and Supplementary Data.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required.

CDW Computer Centers, Inc.'s internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive business process assurance program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices are to be conducted in a manner which is above reproach.

PricewaterhouseCoopers LLP, independent auditors, are retained to audit CDW Computer Centers, Inc.'s financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America; which include the consideration of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of the audit tests to be applied.

The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The Audit Committee meets periodically with the independent auditors and with the Company's Business Process Assurance manager, both privately and with management present to review accounting, auditing, internal controls and financial reporting matters.

/s/John A. Edwardson                                                                                                       /s/Harry J. Harczak, Jr.
Chairman and Chief Executive Officer                                                                       Executive Vice President

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
CDW Computer Centers, Inc.
Vernon Hills, Illinois

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of CDW Computer Centers, Inc. and Subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                PricewaterhouseCoopers LLP

Chicago, Illinois
January 18, 2002

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,

	2001	2000

Assets
Current Assets:
Cash and cash equivalents	$ 145,977	$ 43,664
Marketable securities	248,404	158,957
Accounts receivable, net of allowance for doubtful accounts of $9,500 and $7,000, respectively	318,405	337,424
Merchandise inventory	119,117	110,202
Miscellaneous receivables	9,760	13,442
Deferred income taxes	9,040	6,736
Prepaid expenses and other assets	3,455	3,458

Total current assets	854,158	673,883

Property and equipment, net	69,073	61,966
Investment in and advances to joint venture	5,382	5,804
Deferred income taxes and other assets	8,416	6,784

Total assets	$ 937,029	$ 748,437

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 106,808	$ 56,081
Accrued expenses:
Payroll, commissions and management incentive compensation	28,113	26,645
Income taxes	7,847	17,868
Exit costs	1,587	1,862
Other	14,017	9,730

Total current liabilities	158,372	112,186

Commitments and contingencies
Shareholders' Equity:
Preferred shares, $1.00 par value; 5,000 shares authorized; none issued	-	-
Common shares, $0.01 par value; 500,000 shares authorized; 88,466 and 87,465 shares issued, respectively	885	875
Paid-in capital	258,708	185,054
Retained earnings	621,299	452,613
Unearned compensation	(1,931)	(202)

	878,961	638,340
Less cost of common shares in treasury, 2,893 shares and 200 shares, respectively	(100,304)	(2,089)

Total shareholders' equity	778,657	636,251

Total liabilities and shareholders' equity	$ 937,029	$ 748,437

The accompanying notes are an integral part of the consolidated financial statements.

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Years Ended December 31,

	2001	2000	1999

Net sales	$ 3,961,545	$ 3,842,452	$ 2,561,239
Cost of Sales	3,434,510	3,352,609	2,237,700

Gross profit	527,035	489,843	323,539

Selling and administrative expenses	253,328	217,756	149,230
Net advertising expense	5,509	12,479	16,397

Income from operations	268,198	259,608	157,912

Interest income	12,637	9,739	4,931
Other expense, net	(859)	(690)	(450)

Income before income taxes	279,976	268,657	162,393

Income tax provision	111,290	106,388	64,308

Net income	$ 168,686	$ 162,269	$ 98,085

Earnings per share
Basic	$ 1.97	$ 1.87	$ 1.14

Diluted	$ 1.89	$ 1.79	$ 1.11

Weighted average number of common shares outstanding
Basic	85,803	87,003	86,270

Diluted	89,136	90,860	88,304

The accompanying notes are an integral part of the consolidated financial statements.

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(in thousands)

	Common Shares		Paid-in	Retained	Unearned	Treasury Shares		Total Shareholders'
	Shares	Amount	Capital	Earnings	Compensation	Shares	Amount	Equity

Balance at December 31, 1998	86,284	$ 862	$ 80,706	$ 192,259	$ (975)	200	$ (2,089)	$ 270,763
MPK Restricted Stock Plan forfeitures			(101)		101			-
Amortization of unearned compensation					399			399
Compensatory stock option grants			1,880					1,880
Exercise of stock options	394	4	2,415					2,419
Tax benefit from stock option transactions			17,438					17,438
Net income				98,085				98,085

Balance at December 31, 1999	86,678	$ 866	$ 102,338	$ 290,344	$ (475)	200	$ (2,089)	$ 390,984
MPK Restricted Stock Plan forfeitures			(15)		15			-
Amortization of unearned compensation					258			258
Compensatory stock option grants			4,225					4,225
Exercise of stock options	787	9	7,116					7,125
Tax benefit from stock option and restricted stock transactions			71,390					71,390
Net income				162,269				162,269

Balance at December 31, 2000	87,465	$ 875	$ 185,054	$ 452,613	$ (202)	200	$ (2,089)	$ 636,251
MPK Restricted Stock Plan forfeitures			(2)		2			-
Amortization of unearned compensation					1,932			1,932
Compensatory stock option grants			2,741					2,741
Compensatory restricted stock grants	100	1	3,662		(3,663)			-
Exercise of stock options	901	9	9,127					9,136
Tax benefit from stock option and restricted stock transactions			58,126					58,126
Purchase of treasury shares						2,693	(98,215)	(98,215)
Net income				168,686				168,686

Balance at December 31, 2001	88,466	$ 885	$ 258,708	$ 621,299	$ (1,931)	2,893	$ (100,304)	$ 778,657

	The accompanying notes are an integral part of the consolidated financial statements.

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2001	2000	1999

Cash flows from operating activities:

Net income	$ 168,686	$ 162,269	$ 98,085

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	15,383	10,478	6,788
Accretion of marketable securities	(181)	(2,930)	(3,017)
Stock-based compensation expense	4,673	4,483	2,279
Allowance for doubtful accounts	2,500	2,700	1,115
Deferred income taxes	(3,438)	(1,866)	(1,573)
Tax benefit from stock transactions	58,126	71,390	17,438

Changes in assets and liabilities:
Accounts receivable	16,519	(109,934)	(78,997)
Miscellaneous receivables and other assets	3,360	(5,940)	(1,673)
Merchandise inventory	(8,915)	16,015	(61,825)
Prepaid expenses	(495)	(2,097)	38
Accounts payable	50,727	(9,576)	24,299
Accrued compensation	1,468	(694)	11,060
Accounts income taxes and other expenses	(5,734)	7,882	9,010
Accrued exit costs	(275)	(357)	(496)

Net cash provided by operating activities	302,404	141,823	22,531

Cash flows from investing activities:

Purchases of available-for-sale securities	(1,895,807)	(116,398)	(81,567)
Redemptions of available-for-sale securities	1,790,862	60,900	53,792
Purchases of held-to-maturity securities	(94,249)	(130,781)	(50,020)
Redemptions of held-to-maturity securities	109,928	93,480	84,042
Investments in and advances to joint venture	(23,579)	(21,706)	(7,650)
Repayments of advances from joint venture	24,323	22,489	1,131
Purchase of property and equipment	(22,490)	(33,015)	(9,161)

Net cash used investing activities	(111,012)	(125,031)	(9,433)

Cash flows from financing activities:

Purchase of treasury shares	(98,215)	-	-
Proceeds from exercise of stock options	9,136	7,125	2,419

Net cash (used in)/provided by financing activities	(89,079)	7,125	2,419

Net increase in cash	102,313	23,917	15,517

Cash and cash equivalents - beginning of year	43,664	19,747	4,230

Cash and cash equivalents - end of year	$ 145,977	$ 43,664	$ 19,747

Supplementary disclosure of cash flow information:
Taxes Paid	$ 66,763	$ 28,679	$ 41,491

The accompanying notes are an integral part of the consolidated financial statements.

CDW COMPUTER CENTERS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

CDW Computer Centers, Inc. (collectively with its subsidiaries, "CDW" or the "Company") is the largest direct marketer of multi-brand computers and related technology products and services in the United States. The Company's primary business is conducted from a combined corporate office, distribution center and showroom facility located in Vernon Hills, Illinois, sales offices in Mettawa, Buffalo Grove and Chicago, Illinois and a government sales office in Lansdowne, Virginia. Additionally, the Company markets and sells products through www.cdw.com and www.cdwg.com, its Internet sites.

The Company extends credit to corporate and public sector customers under certain circumstances based upon the financial strength of the customer. Such customers are typically granted net 30 day credit terms. The balance of the Company's sales are made primarily through third party credit cards and for cash-on-delivery.

2.	Summary of Significant Accounting Policies

The Company presents below a summary of its most significant accounting policies used in the preparation of its consolidated financial statements. The Company's significant accounting policies relate to the sale, purchase, distribution and promotion of its products. Therefore, the Company's accounting policies in the areas of revenue recognition, inventory valuation, vendor purchase and merchandising arrangements and marketing activities are the most sensitive.

Recently Issued Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." These statements currently have no impact on the Company's financial position or results of operations.

In October 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supercedes Statements of Financial Accounting Standards No. 121, and is effective for the Company in fiscal year 2002. The Company does not believe that the adoption of this statement will have a material affect on the Company's future financial position or results of operations.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CDW Computer Centers, Inc, and its wholly owned subsidiaries, CDW Government, Inc. (CDW-G) and CDW Capital Corporation. CDW-G sells multi-brand computers and related technology products and services and focuses exclusively on serving government and educational customers. CDW Capital Corporation owns a 50% interest in CDW Leasing, L.L.C. (Note 12). The investment in CDW Leasing, L.L.C. is accounted for by the equity method. All inter-company transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make extensive use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates in these financial statements include allowances for doubtful accounts receivable, sales returns and pricing disputes, net realizable value of inventories, vendor transactions and loss contingencies. Actual results could differ from those estimates.

Earnings Per Share

The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Accordingly, the Company has disclosed earnings per share calculated using both the basic and diluted methods for all periods presented. A reconciliation of basic and diluted per-share computations is included in Note 10.

On April 20, 1999, the Board of Directors of the Company approved a two-for-one stock split to be effected in the form of a stock dividend payable on May 19, 1999 to all common shareholders of record at the close of business on May 5, 1999. On April 22, 2000, the Board of Directors of the Company approved a two-for-one stock split effected in the form of a stock dividend paid on June 21, 2000 to all common shareholders of record at the close of business on June 14, 2000. All per share and related amounts contained in these financial statements and notes have been adjusted to reflect these stock splits.

Cash and Cash Equivalents

Cash and cash equivalents include all deposits in banks and highly liquid temporary cash investments purchased with original maturities of three months or less at the time of purchase.

Marketable Securities

The Company classifies securities with a stated maturity, which it has the intent to hold to maturity, as "held-to-maturity", and records such securities at amortized cost. Securities which do not have stated maturities or for which the Company does not have the intent to hold to maturity are classified as "available-for-sale" and recorded at fair value, with unrealized holding gains or losses, if material, recorded as a separate component of Shareholders' Equity. The Company does not invest in trading securities. All securities are accounted for on a specific identification basis.

The Company's marketable securities are concentrated in securities of the U.S. Government and U.S. Government Agencies. Such investments are supported by the financial stability and credit standing of the U. S. Government or applicable U. S. Government Agency.

Merchandise Inventory

Inventory is valued at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation using the straight-line method with useful lives ranging from 2 to 25 years. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Revenue Recognition

The Company records revenues from sales transactions when title to products sold passes to the customer. The Company's shipping terms dictate that the passage of title occurs upon receipt of products by the customer. The majority of the Company's revenues relate to physical products and are recognized on a gross basis with the selling price to the customer recorded as net sales with the acquisition cost of the product to the Company recorded as cost of sales. At the time of sale, the Company also records an estimate for sales returns based on historical experience. Software maintenance products, third party services and extended warranties sold by the Company (for which the Company is not the primary obligor) are recognized on a net basis in accordance with SAB 101, "Revenue Recognition" and EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent". Accordingly, such revenues are recognized in net sales either at the time of sale or over the contract period, based on the nature of the contract, at the net amount retained by the Company, with no cost of goods sold. In accordance with EITF 00-10, "Accounting for Shipping and Handling Fees and Costs", the Company records freight billed to its customers as net sales and the related freight costs as a cost of sales. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.

Advertising

Advertising costs are charged to expense in the period incurred. Cooperative reimbursements from vendors, which are earned and available, are recorded in the period the related advertising expenditure is incurred. The following table summarizes advertising costs and cooperative reimbursements for the years ended December 31, 2001, 2000 and 1999, respectively (in thousands):

	2001	2000	1999
Gross advertising expenses	$ 87,352	$ 91,296	$ 65,217
Less: cooperative reimbursements	(81,843)	(78,817)	(48,820)

Net advertising expenses	$ 5,509	$ 12,479	$ 16,397

Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123), the Company accounts for its stock-based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized to the extent of employee or director services rendered based on the intrinsic value of compensatory options or shares granted under the plans. See Note 9 for disclosure of the Company's stock-based compensation plans in accordance with SFAS 123.

Fair Value of Financial Instruments

The Company estimates that the fair market value of all of its financial instruments at December 31, 2001 and 2000 are not materially different from the aggregate carrying value due to the short-term nature of these instruments.

Treasury Shares

The Company intends to hold repurchased shares in treasury for general corporate purposes, including issuances under various employee stock option plans. The Company accounts for the treasury shares using the cost method.

3.	Marketable Securities The amortized cost and estimated fair values of the Company's investments in marketable securities at December 31, 2001 and 2000 (in thousands) were:

		Gross Unrealized Holding
	Estimated			Amortized
Security Type	Fair Value	Gains	Losses	Cost

December 31, 2001
Available-for-sale:
U.S. Government and Government Agency Securities	$ 133,718	$ 573	$ -	$ 133,145
Municipal bonds	58,755	-	-	58,755

Total available-for-sale	192,473	573	-	191,900

Held-to-maturity:
U.S. Government and Government Agency Securities	44,271	140	-	44,131
Corporate fixed income securities	12,437	64	-	12,373

Total held-to-maturity	56,708	204	-	56,504

Total marketable securities	$ 249,181	$ 777	$ -	$ 248,404

December 31, 2000
Available-for-sale:
U.S. Government and Government Agency Securities	$ 86,904	$ 73	$ -	$ 86,831

Held-to-maturity:
U.S. Government and Government Agency Securities	72,223	97	-	72,126

Total marketable securities	$ 159,127	$ 170	$ -	$ 158,957

Estimated fair values of marketable securities are based on quoted market prices. The Company's investments in marketable securities at December 31, 2000 were all due in one year or less by contractual maturity. The amortized cost and estimated fair value of the Company's investments in marketable securities at December 31, 2001 by contractual maturity were (in thousands):

	Estimated	Amortized
	Fair Value	Cost

Due in one year or less	$ 223,560	$ 222,932
Due in greater than one year	25,621	25,472

Total investments in marketable securities	$ 249,181	$ 248,404

All of the marketable securities that were due in greater than one year have maturity dates prior to June 30, 2003.

4.	Property and Equipment Property and equipment consists of the following (in thousands):

	December 31,

	2001	2000

Land	$ 10,367	$ 10,367
Machinery and equipment	31,665	17,803
Building and leasehold improvements	29,032	14,735
Computer and data processing equipment	22,269	19,621
Computer software	7,861	6,985
Furniture and fixtures	6,260	3,753
Construction in progress	1,763	13,544

	109,217	86,808
Less: Accumulated depreciation	40,144	24,842

Net property and equipment	$ 69,073	$ 61,966

The Company owns approximately 45 acres of land, of which approximately 11 acres are vacant and available for future expansion.

5.	Financing Arrangements

The Company has an aggregate $70 million available pursuant to two $35 million unsecured lines of credit with two financial institutions. One line of credit expires in June 2002, at which time the Company intends to renew the line, and the other does not have a fixed expiration date. Borrowings under the first credit facility bear interest at the prime rate less 2 1/2%, LIBOR plus 1/2% or the federal funds rate plus 1/2%, as determined by the Company. Borrowings under the second credit facility bear interest at the prime rate less 2 1/2%, LIBOR plus .45% or the federal funds rate plus .45%, as determined by the Company. At December 31, 2001, there were no borrowings under either of the credit facilities.

6.	Trade Financing Agreements

The Company has entered into security agreements with certain financial institutions ("Flooring Companies") in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The agreements allow for a maximum credit line of $84.0 million collateralized by inventory purchases financed by the Flooring Companies. At December 31, 2001 and 2000, the Company owed the Flooring Companies approximately $20.5 million and $18.6 million, respectively, which is included in trade accounts payable.

7.	Operating Leases and Exit Costs

The Company is obligated under various operating lease agreements, primarily for office facilities, in the Chicago metropolitan area. The lease agreements generally provide for minimum rent payments and a proportionate share of operating expenses and property taxes, and include certain renewal and expansion options. For the years ended December 31, 2001, 2000 and 1999, rent expense was $7.6 million, $2.0 million and $432,000, respectively. Additionally, $572,000, $571,000 and $573,000 of rental payments were charged to the exit liability in 2001, 2000 and 1999 respectively. Future minimum lease payments are as follows:

Years Ended December 31,	Amount
2002	$ 6,858
2003	6,988
2004	6,322
2005	6,432
2006	6,424
Thereafter	28,141
Total future minimum lease payments	$ 61,165

The Company recorded a $4.0 million pre-tax charge to operating results for exit costs relating to its leased Buffalo Grove facility in the first quarter of 1996. The exit costs consist primarily of the estimated cost to the Company of subleasing the vacated facility, including holding costs, the estimated costs of restoring the building to its original condition and certain asset write-offs resulting from the relocation. During 2001, 2000 and 1999, the Company charged approximately $565,000, $357,000 and $496,000 against the exit accrual, respectively. These amounts include cash payments for rent, real estate taxes and restoration, net of sublease payments.

The Company has occupied a portion of the Buffalo Grove facility since 1999 and continues to do so. In 2001, the Company recorded an additional $290,000 pre-tax charge to operating results to cover additional exit costs anticipated by the Company relating to its leased Buffalo Grove facility. The Buffalo Grove lease term expires in December, 2003. The Company will continue to evaluate the future use of the warehouse space and will continue to adjust the remaining exit liability as necessary.

8.	Income Taxes Components of the provision (benefit) for income taxes for the years ended December 31, 2001, 2000 and 1999 consist of (in thousands):

Current:	2001	2000	1999

Federal	$ 95,503	$ 89,520	$ 54,135
State	19,224	18,734	11,746

	114,727	108,254	65,881
Deferred	(3,437)	(1,866)	(1,573)

Provision for income taxes	$ 111,290	$ 106,388	$ 64,308

The current income tax liabilities for 2001, 2000 and 1999 were reduced by $58.1 million, $71.4 million and $17.4 million, respectively, for tax benefits recorded directly to paid-in capital relating to the exercise and vesting of shares pursuant to the CDW Stock Option Plan, the MPK Stock Option Plan and the MPK Restricted Stock Plan.

The reconciliation between the statutory tax rate expressed as a percentage of income before income taxes and the actual effective tax rate for 2001, 2000 and 1999 is as follows:

	2001	2000	1999

Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	4.3	4.5	4.6
Other	0.5	0.1	0.0

Total	39.8%	39.6%	39.6%

The tax effect of temporary differences that give rise to the net deferred income tax asset at December 31, 2001 and 2000 are presented below (in thousands):

	2001	2000

Current:
Accounts receivable	$ 4,463	$ 3,364
Payroll and benefits	2,974	2,621
Merchandise inventory	583	438
Accrued expenses	1,020	313

Subtotal Current	9,040	6,736

Non-current:
Employee stock plans	6,332	5,514
Exit charge	635	745
Property and equipment	(37)	199
Other	843	181

Subtotal Non-current	7,773	6,639

Net deferred tax asset	$ 16,813	$ 13,375

The portion of the net deferred tax asset relating to employee stock plans results primarily from the MPK Stock Option Plan and compensatory stock option grants under the CDW Stock Option Plans. Compensation expense related to these plans is deductible for income tax purposes in the year the options are exercised.

Although realization is not assured, management believes, based upon historical taxable income, that it is more likely than not that all of the deferred tax asset will be realized.

9.	Stock-Based Compensation

CDW Stock Option Plans

The Company has established certain stock-based compensation plans for the benefit of its directors and coworkers. Pursuant to these plans the Company has reserved a total of 7,169,400 common shares for future stock option grants. The plans generally include vesting requirements from 3 to 10 years and option lives of up to 20 years. Options may be granted at exercise prices ranging from $0.01 to the market price of the common stock at the date of grant.

Option activity for the years ended December 31, 1999, 2000 and 2001 was as follows:

	Shares	Weighted-Average Exercise Price	Options Exercisable

Balance at January 1, 1999	9,540,508	$ 15.20	452,180

Options granted	3,700,390	31.10
Options exercised	(394,404)	6.13
Options forfeited	(649,060)	17.21

Balance at December 31, 1999	12,197,434	20.21	819,910

Options granted	985,250	25.84
Options exercised	(787,028)	9.02
Options forfeited	(355,893)	25.78

Balance at December 31, 2000	12,039,763	21.24	1,202,352

Options granted	1,973,514	35.01
Options exercised	(901,386)	10.13
Options forfeited	(463,015)	19.93

Balance at December 31, 2001	12,648,876	$ 24.01	1,300,460

For the years ended December 31, 2001, 2000 and 1999, the weighted-average fair value of options granted was as follows:

	2001	2000	1999

Exercise price equals market price at time of grant	$ 20.51	$ 21.25	$ 22.88
Exercise price is less than market price at time of grant	$ 53.70	$ 27.87	$ 39.31

The following table summarizes the status of outstanding stock options as of December 31, 2001:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number of Options Exercisable	Weighted-Average Exercise Price

$0.003 - $0.01	350,622	18.3	$ 0.01	-	$ -
$2.33 - $3.25	10,800	13.0	$ 2.96	-	$ -
$5.68 - $6.75	205,480	13.8	$ 6.54	205,480	$ 6.54
$10.00 - $14.83	3,775,714	15.5	$ 13.66	817,867	$ 13.84
$16.20 - $23.99	2,254,544	17.0	$ 23.86	277,113	$ 23.98
$24.31 - $34.52	2,883,092	17.8	$ 26.20	-	$ -
$36.62 - $45.31	3,118,624	13.9	$ 37.91	-	$ -
$63.375	50,000	19.0	$ 63.38	-	$ -

$0.003 - $63.375	12,648,876	16.0	$ 24.01	1,300,460	$ 14.85

Had the Company elected to apply the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123) regarding recognition of compensation expense to the extent of the calculated fair value of stock options, reported net income and earnings per share would have been reduced as follows:

(in 000's, except per share amounts)
	2001	2000	1999

Net income, as reported	$ 168,686	$ 162,269	$ 98,085
Pro forma net income	$ 145,568	$ 149,211	$ 90,525

Basic earnings per share, as reported	$ 1.97	$ 1.87	$ 1.14
Diluted earnings per share, as reported	$ 1.89	$ 1.79	$ 1.11

Pro forma basic earnings per share	$ 1.70	$ 1.72	$ 1.05
Pro forma diluted earnings per share	$ 1.63	$ 1.67	$ 1.03

The effects of applying SFAS 123 in the above pro forma disclosure are not likely to be representative of the effects disclosed in future years because the pro forma calculations exclude stock options granted before 1995.

For purposes of the SFAS 123 pro forma net income and earnings per share calculations, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used in determining fair value as disclosed for SFAS 123 are shown in the following table:

	2001	2000	1999

Risk-free interest rate	4.8%	5.0%	6.1%
Dividend yield	0.0%	0.0%	0.0%
Option life (years)	4.8	8.7	9.8
Stock price volatility	62.4%	57.6%	54.6%

MPK Stock Option Plan

Effective December 31, 1992, the Company's then majority shareholder established the MPK Stock Option Plan pursuant to which he granted non-forfeitable options to certain officers to purchase 16,573,500 shares of common stock owned by him at an exercise price of $.004175 per share. Options were exercised as follows:

Transaction Year	Number of Options Exercised

1994	1,844,892
1995	1,353,258
1997	545,746
1998	659,752
1999	1,743,992
2000	4,180,888
2001	2,751,732

Options for 2,731,240 shares for the two remaining participants are exercisable as of December 31, 2001 and the remaining 762,000 become exercisable on December 31, 2002.

MPK Restricted Stock Plan

Effective upon the closing of the Company's initial public offering in 1993, the then majority shareholder established the MPK Restricted Stock Plan. Pursuant to this plan, such majority shareholder allocated 2,674,416 shares of his common stock to be held in escrow for the benefit of those persons employed by the Company as of December 31, 1992. The number of shares allocated to each employee was dependent upon the employee's years of service and salary history. As a result of these grants, which provided for vesting based upon continuous employment with the Company or its subsidiaries through January 1, 2000, the Company recorded a capital contribution and offsetting deferred charge of approximately $2.8 million for unearned compensation equal to the number of shares granted, times $1.0425 per share.

The Company filed a Registration Statement on Form S-3, which was effective on February 7, 1997, to modify the terms of the MPK Restricted Stock Plan and provide participants the option to accelerate the vesting on 25% of their shares in exchange for the extension of the vesting period on their remaining shares through 2003. Under the terms of this modification, participants who elected the acceleration were granted options by the Company equal to the number of shares which became vested with an exercise price of $14.75 per share, the market price of the stock on the acceleration date.

As of December 31, 2001, 660,236 shares were outstanding under the modified terms, of which 330,118 shares vested on January 1, 2002 with the remaining shares vesting on January 1, 2003.

MPK Stock Plans, Tax Benefits

The exercise and vesting of shares pursuant to the MPK Stock Option Plan, MPK Restricted Stock Plan and the CDW Incentive Stock Option Plan resulted in the realization by the Company of tax benefits of $59.2 million in 2001, $72.5 million in 2000 and $17.8 million in 1999, of which $1.1 million, $1.1 million and $0.4 million, respectively, were previously recorded in deferred taxes. The incremental tax benefits of $58.1 million in 2001, $71.4 million in 2000 and $17.4 million in 1999 were recorded to paid-in capital.

Restricted Stock

On January 28, 2001, the Company granted a restricted stock award of 100,000 shares of common stock to its Chairman and Chief Executive Officer that will vest in equal annual installments on the first four anniversaries of the date of grant. Compensation expense related to this restricted stock award is recognized over the vesting period.

10.	Earnings Per Share

At December 31, 2001, the Company had outstanding common shares totaling 85,573,742. The Company has also granted options to purchase common shares to the coworkers of the Company as discussed in Note 9. These options have a dilutive effect on the calculation of earnings per share. The following table is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations as required by SFAS 128.

	Years ended December 31, (in 000's except per share data)

	2001	2000	1999

Basic earnings per share:
Income available to common shareholders (numerator)	$ 168,686	$ 162,269	$ 98,085

Weighted average common shares outstanding (denominator)	85,803	87,003	86,270

Basic earnings per share	$ 1.97	$ 1.87	$ 1.14

Diluted earnings per share:
Income available to common shareholders (numerator)	$ 168,686	$ 162,269	$ 98,085

Weighted average common shares outstanding	85,803	87,003	86,270
Effect of dilutive securities: Options on common stock	3,333	3,857	2,034

Total common shares and dilutive securities (denominator)	89,136	90,860	88,304

Diluted earnings per share	$ 1.89	$ 1.79	$ 1.11

Additional options to purchase common shares were outstanding during the year ended December 31, 2001 but were not included in the computation of diluted earnings per share as the exercise price of these options was greater than the average market price of common shares during the respective periods. The following table summarizes the weighted average number of options outstanding and the weighted average exercise price of those options, which were excluded from the calculation:

	Years Ended December 31, (in 000's except per share data)

Weighted average number of options	59	50
Weighed average exercise price per share	$ 60.57	$ 63.38

The options were all outstanding at December 31, 2001 and 2000, respectively.

11.	Profit Sharing and 401(k) Plan

The Company has a profit sharing plan that includes a salary reduction feature established under the Internal Revenue Code Section 401(k) covering substantially all employees. Contributions by the Company to the profit sharing plan are made in cash and determined at the discretion of the Board of Directors. For the years ended December 31, 2001, 2000 and 1999, the Company's profit sharing expense was $3,060,000, $3,600,000 and $2,639,000, respectively.

12.	Leasing Joint Venture

In April 1999, CDW Capital Corporation ("CDWCC"), a wholly-owned subsidiary of the Company, and First Portland Corporation ("FIRSTCORP"), an unrelated third party leasing company, formed CDW Leasing, L.L.C. ("CDW-L"), a joint venture that is 50 percent owned by each of CDWCC and FIRSTCORP. CDW-L provides captive leasing services to the Company's customers. Under the terms of an operating agreement, FIRSTCORP provides leasing management services to CDW-L, with net earnings of the venture allocated 50% to the Company and 50% to FIRSTCORP. CDWCC and FIRSTCORP each contributed $600,000 to the capital of CDW-L, maintain equal operating control over CDW-L and have an equal number of seats on the Board of Managers of the joint venture.

At December 31, 2001, CDWCC has a $5.4 million net investment in and loan to CDW-L. CDWCC is committed to loan up to $10 million to CDW-L to fund new leases of which $4.7 million is outstanding as of December 31, 2001 and $4.2 million is subordinated to CDW-L's loan from a financial institution. In 2000, CDW-L obtained a financing commitment for $25 million from a financial institution. This commitment was increased to $40 million in 2001, of which $19.6 million was outstanding and $20.4 million remained available at December 31, 2001. The financing commitment, collateralized by lease receivables, requires CDW-L to meet certain financial covenants and is without recourse to CDWCC or the Company. Under the terms of the financing agreements, CDW-L's total loans outstanding are limited to a maximum of 90% of the present value of the lease payments receivable, discounted at the prime rate. At December 31, 2001, CDW-L's total loans outstanding and related terms were:

CDW LEASING, L.L.C. LOANS OUTSTANDING AND RELATED TERMS

Lender	Type of Instrument	Maturity	Interest Rate as of December 31, 2001	Outstanding Balance at December 31, 2001 (in 000's)

Financial Institution	Term Note	Various thru 11/26/03	5.76% - 9.03%	$ 15,600

Financial Institution	Revolving Note	8/23/02	3.9375%	$ 4,000

CDWCC	Subordinated Note	Payable on Demand	6.876% (LIBOR + 5.0%)	$ 4,200

CDWCC	Non-Subordinated Note	Payable on Demand	4.076% (LIBOR + 2.2%)	$ 500

Total				$ 24,300

At December 31, 2001, the present value of CDW-L's borrowing base was $27.2 million and CDW-L was in compliance with all of the covenants under the agreement.

13.	Contingencies As of December 31, 2001, the Company was not a party to any material legal proceedings.

14.	Segment Information

The Company is engaged in the sale of multi-brand computers and related technology products and services primarily through direct marketing. The Company has two operating segments: corporate, which is primarily comprised of corporate customers but also includes consumers, and public sector, which is comprised of federal, state and local government and education customers. In accordance with Statement of Financial Accounting Standards (FAS) 131, "Disclosure about Segments of an Enterprise and Related Information," the internal organization that is used by management for making operating decisions and assessing performance is the source of the Company's reportable segments.

The accounting policies of the segments are the same as those described above in the "Summary of Significant Accounting Policies." The Company allocates resources to and evaluates performance of its business segments based on both sales and operating income. The Company's corporate segment provides purchasing, merchandising, accounting, information technology, marketing, distribution and fulfillment services to the public sector segment. Certain elements of gross margin and operating expenses are subject to intercompany service agreements which provide for, among other things, a mark-up on intercompany sales and allocation of indirect expenses such as occupancy, operations and other support, payroll, training and benefits. The table below presents information about the Company's reportable segments:

Year Ended December 31, 2001 (in 000's)

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$ 3,280,632	$ 680,913	$ -	$ 3,961,545
Transfers between segments	619,819	-	(619,819)	-

Total sales	$ 3,900,451	$ 680,913	$ (619,819)	$ 3,961,545

Operating income	$ 245,539	$ 22,659	$ -	$ 268,198

Net interest income and other				11,778

Pretax income				$ 279,976

Total assets	$ 920,993	$ 62,168	$ (46,132)	$ 937,029

Year Ended December 31, 2000 (in 000's)

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$ 3,424,173	$ 418,279	$ -	$ 3,842,452
Transfers between segments	382,469	-	(382,469)	-

Total sales	$ 3,806,642	$ 418,279	$ (382,469)	$ 3,842,452

Operating income	$ 245,872	$ 13,736	$ -	$ 259,608

Net interest income and other				9,049

Pretax income				$ 268,657

Total assets	$ 741,428	$ 40,060	$ (33,051)	$ 748,437

Year Ended December 31, 1999 (in 000's)

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$ 2,303,557	$ 257,682	$ -	$ 2,561,239
Transfers between segments	231,456	-	(231,456)	-

Total sales	$ 2,535,013	$ 257,682	$ (231,456)	$ 2,561,239

Operating income	$ 152,943	$ 4,969	$ -	$ 157,912

Net interest income and other				4,481

Pretax income				$ 162,393

Total assets	$ 508,303	$ 19,238	$ (21,626)	$ 505,915

The Company's assets are primarily managed as part of the corporate segment, including all property, equipment and inventory. As a result, capital expenditures and related depreciation are immaterial for the public sector segment. The public sector segment assets consist principally of cash and cash equivalents, accounts receivable, including intercompany accounts, and property and equipment.

Sales, operating expenses and income relating to the Company's investment in CDW Leasing, L.L.C., accounted for under the equity method, are immaterial to the Company as a whole and are evaluated by management for making operating decisions and allocating resources as part of the corporate segment.

The following schedule presents net sales dollars by product category for all segments as a percentage of total net sales dollars. Product lines are based upon internal product code classifications. Product mix for the years ended December 31, 2000 and 1999 has been retroactively adjusted for certain changes in individual product categorization.

Analysis of Product Mix	Years Ended December 31,

	2001	2000	1999

Notebook Computers and Accessories	14.7%	19.5%	19.6%

Desktop Computers and Servers	13.4	15.7	16.1

Subtotal Computer Products	28.1	35.2	35.7

Software	16.8	12.2	13.1

Data Storage Devices	14.5	13.8	14.0

Printers	12.9	11.4	12.4

Net/Comm Products	9.5	9.1	8.4

Video	8.4	7.7	7.1

Add-on Boards/Memory	4.3	6.0	5.0

Input Devices	2.9	2.5	2.5

Supplies, Accessories and Other	2.6	2.1	1.8

Total	100.0%	100.0%	100.0%

No single customer accounted for more than 1.0% of net sales in fiscal years 2001, 2000, or 1999. Less than 1.0% of the Company's revenues are comprised of sales to customers outside of the United States.

15.	Share Repurchase Program

In January 2001, the Company's Board of Directors authorized the purchase of up to 5 million shares of its common stock, slightly more than 5% of its total outstanding shares, from time to time in both open market and private transactions, as conditions warrant. The repurchase program is expected to remain effective through approximately December 2002, unless sooner completed or terminated by the Board of Directors. The Company intends to hold the repurchased shares in treasury for general corporate purposes, including issuances under various employee stock option plans. In connection with the program, the Company purchased 2,692,500 shares of its common stock during the year ended December 31, 2001, at a total cost of approximately $98.2 million. These repurchases included a total of 1.5 million shares repurchased on February 2, 2001, at a total cost of $57.6 million ($38.423 per share) from Gregory C. Zeman, Director and then Vice Chairman, and Daniel B. Kass, Executive Vice President and Director.

16.	Public Offering of Common Shares

In August 2001, Michael P. Krasny, the Chairman Emeritus, principal shareholder and Director of the Company, Gregory C. Zeman, a Director and then Vice Chairman of the Company and Daniel B. Kass, the Executive Vice President and a Director of the Company, sold 10,562,500 shares of common stock through a secondary public offering at a price of $40.00 per share. The Company did not receive any proceeds from the sale of their shares and the number of outstanding common shares was not impacted. The shares sold by Mr. Zeman and Mr. Kass were acquired from Mr. Krasny through the exercise of options previously granted to them pursuant to the MPK Stock Option Plan. The sale of shares by Mr. Zeman and Mr. Kass resulted in the realization by the Company in the year ended December 31, 2001 of an income tax benefit of approximately $43.5 million, of which approximately $600,000 was previously recorded to deferred taxes. The incremental tax benefit of $42.9 million was recorded as an increase to paid-in-capital. Additionally, the Company recorded incremental payroll tax expense related to the option exercise of approximately $1.6 million, which reduced diluted earnings per share by approximately $0.01 per share.

17.	Selected Quarterly Financial Data (Unaudited) The following information is for the years ended December 31, 2001 and 2000 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

December 31, 2001

Net sales	$ 987,245	$ 995,045	$ 991,065	$ 988,190
Gross profit	130,119	132,623	133,974	130,319
Income before income taxes	67,181	71,418	71,760	69,617
Net Income	40,476	43,030	43,235	41,945
Earnings per share:
Basic	$ 0.47	$ 0.50	$ 0.50	$ 0.49
Diluted	$ 0.45	$ 0.48	$ 0.49	$ 0.47

December 31, 2000

Net sales	$ 863,988	$ 943,342	$ 1,028,051	$ 1,007,071
Gross profit	109,213	122,221	131,134	127,275
Income before income taxes	58,428	66,307	74,387	69,535
Net Income	35,291	40,049	44,930	41,999
Earnings per share:
Basic	$ 0.41	$ 0.46	$ 0.52	$ 0.48
Diluted	$ 0.39	$ 0.44	$ 0.49	$ 0.46

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
CDW Computer Centers, Inc.

Our audits of the consolidated financial statements of CDW Computer Centers, Inc. and Subsidiaries referred to in our report dated January 18, 2002 also included an audit of the financial statement schedule, both appearing in this Current Report on Form 8-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                               /s/ PricewaterhouseCoopers LLP

Chicago, Illinois
January 18, 2002

CDW COMPUTER CENTERS, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2001, 2000 and 1999
 (in thousands)

Column A	Column B	Column C		Column D	Column E

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period

Year ended December 31, 2001 Deducted in the balance sheet from the asset to which it applies: Allowance for doubtful accounts	$7,000	$8,384	$	$ 5,884 (a)	$9,500

Year ended December 31, 2000 Deducted in the balance sheet from the asset to which it applies: Allowance for doubtful accounts	$4,300	$6,817	$	$ 4,117 (a)	$7,000

Year ended December 31, 1999 Deducted in the balance sheet from the asset to which it applies: Allowance for doubtful accounts	$3,185	$2,291	$	$ 1,176 (a)	$4,300

Note:

(a)         Uncollectible items written off, less recoveries of items previously written off.

Item 7.        Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)        The following exhibit is included with this Report:

Exhibit Number 23.1	Exhibit Consent of PricewaterhouseCoopers LLP

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

               CDW Computer Centers, Inc.

Date: March 11, 2002	By: /s/ Harry Harczak Harry Harczak Executive Vice President

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
DATED MARCH 11, 2002

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-43925, No. 333-48172, and No. 333-94223) of CDW Computer Centers, Inc. of our reports dated January 18, 2002 relating to the financial statements and financial statement schedule, which appear in this Current Report on Form 8-K.

                                   /s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 11, 2002